Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

First Wave BioPharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”)	457(c)	1,257,625	$2.69(2)	$3,383,011.25	0.00014760	$499.33
	Total Offering Amounts					$3,383,011.25	0.00014760	$499.33
	Total Fees Previously Paid							$0
	Total Fee Offsets							—
	Net Fee Due							$499.33

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(2)	With respect to the shares of common stock offered by the selling stockholders, estimated at $2.69 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on May 30, 2024, for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.